                                                                     Exhibit 3.8

                           AMENDED AND RESTATED BYLAWS

                                       OF

                               TEMPUR-PEDIC, INC.

                                   SECTION 1

                            Meetings of Shareholders
                            ------------------------

         1.1 Except as the Board of Directors may otherwise designate, the annual meeting of the shareholders shall be held at a time and date to be set by the Board of Directors.

         1.2 The annual meeting of the shareholders shall be held at a place designated by the Board of Directors or, if the Board of Directors does not designate a place, then at a place designated by the Secretary or, if the Secretary does not designate a place, at the Corporation's principal office.

         1.3 Special meetings of the shareholders shall be held at a place designated by the Board of Directors if the special meeting is called by the Board of Directors. If the special meeting is not called by the Board of Directors, the meeting shall be held at the Corporation's principal business office.


                                   SECTION 2

                               Board of Directors
                               ------------------

         2.1 The exact number of directors may be fixed, increased or decreased from time to time by a resolution adopted by the vote of the shareholders who
(i) are present in person or by proxy at a meeting held to elect directors and
(ii) have a majority of the voting power of the shares represented at such meeting and entitled to vote in the election.

         2.2 Meetings of the Board of Directors may be called by the President or by any director.

         2.3 Unless waived as permitted by the Kentucky Business Corporation Act, notice of the time and place of each meeting of the directors shall be either (a) telephoned or personally delivered to each director at least forty-eight hours before the time of the meeting, or (b) mailed to each director at his last known address at least ninety-six hours before the time of the meeting.

                                   SECTION 3

                                    Officers
                                    --------

         3.1 The Corporation shall have a President, a Secretary, a Chief Financial Officer, and may have one or more Vice Presidents, all of whom shall be appointed by the Board of Directors. The Corporation may also have such assistant officers as the Board of Directors may deem necessary, all of whom shall be appointed by the Board of Directors or appointed by an officer or officers authorized by it.

         3.2 The President shall have:

         (a) General charge and authority over the business of the corporation, subject to the direction of the Board of Directors;

         (b) Authority to preside at all meetings of the shareholders and of the Board of Directors;

         (c) Authority acting alone, except as otherwise directed by the Board of Directors, to sign and deliver any document on behalf of the Corporation, including, without limitation, any deed conveying title to any real estate owned by the Corporation and any contract for the sale or other disposition of any such real estate, and;

         (d) Such other powers and duties as the Board of Directors may assign.

         3.3 The Vice President, or if there by more than one Vice President, the Vice Presidents in the order of their seniority by designation (or, if not designated, in the order of their seniority of election), shall perform the duties of the President in his absence. The Vice Presidents shall have such other powers and duties as the Board of Directors or the President may assign to them.

         3.4 The Secretary shall:

         (a) Issue notices of all meetings for which notice is required to be given;

         (b) Have responsibility for preparing minutes of the directors' and shareholders' meetings and for authenticating records of the Corporation;

         (c) Have charge of the corporate record books; and

         (d) Have such other duties and powers as the Board of Directors or the President may assign.

         3.5 The Chief Financial Officer shall:

         (a) Keep adequate and correct accounts of the Corporation's affairs and transactions; and

         (b) Have such other duties and powers as the Board of Directors or the President may assign.

         3.6 Other officers and agents of the Corporation shall have such authority and perform such duties in the management of the Corporation as the Board of Directors or the President may assign.


                                   SECTION 4

                            Certificates and Transfer
                            -------------------------

         4.1 Shares of the Corporation shall be represented by certificates in such form as shall from time to time be prescribed by the President.

         4.2 Certificates representing shares of the Corporation shall be signed (either manually or in facsimile) by any officer or director.

         4.3 Transfer of shares shall be made only on the stock transfer books of the Corporation.


                                   SECTION 5

                                   Amendments
                                   ----------

         5.1 These bylaws may be altered, amended, repealed or restated by a majority of the directors of the corporation.





                                   Prepared by

                              FROST BROWN TODD LLC
                         2700 Lexington Financial Center
                            Lexington, Kentucky 40507